Exhibit 99.3

KODIAK OIL & GAS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

(amounts in thousands, except share data)

	Kodiak				Kodiak
	Oil & Gas		Pro Forma		Oil & Gas
	Historical	Properties	Adjustments		Pro Forma
		(a)
Revenues
Oil sales	$30,212	$2,984	$—		$33,196
Gas sales	783	149	—		932
Total revenues	30,995	3,133	—		34,128

Operating expenses
Oil and gas production	6,795	505	—		7,300
Depletion, depreciation, amortization and accretion	8,234	—	3,300	(b)	11,534
General and administrative	12,190	—	—		12,190
Total expenses	27,219	505	3,300		31,024

Operating income	3,776	2,628	(3,300)		3,104

Other income (expense)
Gain (loss) on commodity price risk management activities	(6,146)	—	—		(6,146)
Interest income (expense), net	(39)	—	(1,070	)(c)	(1,109)
Other income	7	—	—		7
Total other income (expense)	(6,178)	—	(1,070)		(7,248)

Net income (loss)	$(2,402)	$2,628	$(4,370)		$(4,144)

Net loss per common share:
Basic	$(0.02)				$(0.03)
Diluted	$(0.02)				$(0.03)

Weighted average common shares outstanding:
Basic	131,444,440		—		131,444,440
Diluted	131,444,440		—		131,444,440

(a)	Operating revenues and direct operating expenses of the Oil and Gas Properties Acquired for the year ended December 31, 2010.
(b)	To record additional depletion, depreciation, amortization and accretion expense.
(c)

To record incremental interest expense on acquisition financing and record amortization expense of the origination fees associated with obtaining the financing. Interest expense of approximately $9.5 million was capitalized.

KODIAK OIL & GAS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010

(amounts in thousands, except share data)

	Kodiak				Kodiak
	Oil & Gas		Pro Forma		Oil & Gas
	Historical	Properties	Adjustments		Pro Forma
		(a)
Revenues
Oil sales	$19,374	$1,172	$—		$20,546
Gas sales	599	127	—		726
Total revenues	19,973	1,299	—		21,272

Operating expenses
Oil and gas production	4,435	252	—		4,687
Depletion, depreciation, amortization and accretion	4,932	—	2,300	(b)	7,232
General and administrative	7,439	—	—		7,439
Total expenses	16,806	252	2,300		19,358

Operating income	3,167	1,047	(2,300)		1,914

Other income (expense)
Gain (loss) on commodity price risk management activities	(1,101)	—	—		(1,101)
Interest income (expense), net	(108)	—	(800	)(c)	(908)
Other income	5	—	—		5
Total other income (expense)	(1,204)	—	(800)		(2,004)

Net income (loss)	$1,963	$1,047	$(3,100)		$(90)

Earnings (loss) per common share:
Basic	$0.02				$0.00
Diluted	$0.02				$0.00

Weighted average common shares outstanding:
Basic	123,929,455		—		123,929,455
Diluted	125,533,666		—		125,533,666

(a)	Operating revenues and direct operating expenses of the Oil and Gas Properties Acquired for the nine months ended September 30, 2010.
(b)	To record additional depletion, depreciation, amortization and accretion expense.
(c)

To record incremental interest expense on acquisition financing and record amortization expense of the origination fees associated with obtaining the financing.  Interest expense of approximately $7.1 million was capitalized.

KODIAK OIL AND GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.           BASIS OF PRESENTATION

On September 27, 2011, Kodiak Oil & Gas Corp. and its subsidiary (the “Company” or the “Buyer”) entered into a definitive purchase and sale agreement (the “Agreement”), between BTA Oil Producers, LLC, a Texas limited liability company (the “Seller”) for its interests in approximately 13,400 net acres of Williston Basin leaseholds, and related producing properties located primarily in Williams County, North Dakota along with various other related rights, permits, contracts, equipment and other assets (the “Oil and Gas Properties Acquired”).  The aggregate purchase price for the Oil and Gas Properties was approximately $235.6 million, subject to purchase price adjustments calculated as of October 28, 2011 (“Closing Date”).  The effective date for the acquisition of the Oil and Gas Properties is August 1, 2011 (the “Effective Date”).

In conjunction with the closing of the acquisition, the Company amended and restated its Credit Agreement and its Second Lien Credit Agreement.  The borrowing base under the Amended and Restated Credit Agreement was increased from $110.0 million to $225.0 million and the initial commitment under the Amended and Restated Second Lien Credit Agreement was increased from $55.0 million to $100.0 million.  The Company used the initial cash deposit held in escrow of $17.7 million and the additional $45.0 million from the Amended and Restated Second Lien Credit Agreement and $185.5 million from its Amended and Restated Credit Agreement to close the acquisition of the Oil and Gas Properties Acquired.

The pro forma unaudited statements of operations for the year ended December 31, 2010 and for the nine months ended September 30, 2010 presents the acquisition as if it had occurred on January 1, 2010. These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have occurred had the acquisition been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statement of operations due to normal production declines, changes in prices, future transactions, and other factors.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, our Annual Report on Form 10-K for the year ended December 31, 2010, and the Statement of Operating Revenues and Direct Operating Expenses of the Oil and Gas Properties Acquired by Kodiak Oil & Gas Corp. for the years ended December 31, 2010 and December 31, 2009 and the nine months ended September 30, 2011 (unaudited) and September 30, 2010 (unaudited).

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the acquisition of the Oil and Gas Properties Acquired as if the acquisition and related financing had occurred as of January 1, 2010 for purposes of the pro forma statement of operations.  Additionally, the Company records acquisition costs to general and administrative expenses.  No material acquisition costs were incurred through September 30, 2010.

2.           PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

a. Operating revenues and direct operating expenses of the Oil and Gas Properties Acquired;

b. Record additional depletion, depreciation, amortization and accretion expense attributable to the preliminary purchase price allocation;

c. Record incremental interest expense on acquisition financing, using its amended and restated Credit Agreement and its Second Lien Credit Agreement.  Borrowings of $185.5 million were utilized on the amended and restated Credit Agreement and $45.0 million on the Second Lien Credit Agreement using their interest rates of 3.00% and 9.50%, respectively.   Additionally, to record amortization expense of the origination fees and related closing costs associated with obtaining financing for the acquisition. The pro forma information includes the effects of capitalizing interest expense of $9.5 million and $7.1 million, and recording amortization expense of $1.1 million and $800,000, for the year ended December 31, 2010 and for the nine months ended September 30, 2010, respectively.